REGENCY ENERGY PARTNERS ANNOUNCES
CLOSING OF TENDER OFFER FOR 8 ⅜% SENIOR NOTES

DALLAS, November 12, 2010 — Regency Energy Partners LP (Nasdaq: RGNC) (the “Partnership”) and its wholly owned subsidiary, Regency Energy Finance Corp. (“Regency Finance” and, together with the Partnership, the “Regency Entities”), announced the completion of their cash tender offer (the “Tender Offer”), which expired at 8 a.m., EST, on November 10, 2010 (the “Expiration Date”), for any and all of their 8 ⅜% Senior Notes due 2013 (the “Notes”).  In conjunction with the Tender Offer, the Regency Entities also solicited consents (the “Consent Solicitation” and together with the Tender Offer, the “Offer”) to adopt proposed amendments to the indenture (the “Amendments”) under which the Notes were issued, dated as of December 12, 2006 (as supplemented to date, the “Indenture”), that would eliminate substantially all restrictive covenants and certain events of default provisions contained in the Indenture.

The Regency Entities previously announced on October 27, 2010, that they accepted for purchase and payment $271,116,000 in aggregate principal amount of Notes which were validly tendered and not withdrawn prior to the early consent deadline on October 26, 2010, representing approximately 75.8% of the outstanding aggregate principal amount of the Notes, and entered into a supplemental indenture adopting the Amendments.  On November 12, 2010, the Regency Entities accepted for purchase an additional $130,000 in aggregate principal amount of Notes, resulting in a total of $271,246,000 in aggregate principal amount of Notes validly tendered and not withdrawn pursuant to the Tender Offer, or approximately 75.9% of the total Notes outstanding at the time the Tender Offer was commenced.

The Regency Entities have instructed Wells Fargo Bank, National Association, as trustee under the Indenture, to redeem on December 15, 2010 (the “Redemption Date”), the Notes that remain outstanding at a price equal to 104.188% plus accrued and unpaid interest to, but not including, the Redemption Date, in accordance with the provisions of the Indenture.

BofA Merrill Lynch served as Dealer Manager and Solicitation Agent and D.F. King & Co, Inc. served as Information Agent and Depositary for the Offer.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, marketing and transportation of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

CONTACT:
Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Communications & Public Relations
214-840-5477
ir@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x.26
elizabeth.cornelius@hck2.com